UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

Granite City Food & Brewery Ltd.
(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101 Minneapolis, MN	55416
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 215-0660

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

(d) On December 11, 2009, Granite City Food & Brewery Ltd. (the “Company”) received notice from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) that its application to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market had been approved. The transfer was effective at the opening of the market on December 14, 2009. The Company’s common stock will continue to trade under the symbol “GCFB.”

The Company believes it is in compliance with the applicable criteria for continued listing on the NASDAQ Capital Market, except for the $1.00 minimum bid price requirement. The Company has until January 29, 2010, to meet the $1.00 minimum bid price requirement.

The Company submitted its application to transfer to the NASDAQ Capital Market in response to the letter the Company received from NASDAQ informing the Company that for 30 consecutive business days, the Company’s common stock had not maintained the minimum market value of publicly held shares of $15,000,000 for continued inclusion on the NASDAQ Global Market under Listing Rule 5450(b)(2)(C) or 5450(b)(3)(C).

The NASDAQ Capital Market is one of the three market tiers for NASDAQ-listed stock. Companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

The Company issued a press release relating to the transfer to the NASDAQ Capital Market on December 11, 2009, which is attached hereto as Exhibit 99.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: December 15, 2009	By:	/s/ James G. Gilbertson

James G. Gilbertson Chief Financial Officer

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EXHIBIT INDEX

Exhibit 99	Press release dated December 11, 2009